Exhibit 99.1

EXECUTION COPY

AMENDMENT TO EMPLOYMENT AGREEMENT

JOHN S. REGO

THIS AMENDMENT (the “Amendment”) is entered into this 23rd day of February, 2010 by and among Vonage Holdings Corp. (the “Company”) and John S. Rego (the “Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement, dated as of January 1, 2009 (the “Employment Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meanings as in the Employment Agreement;

WHEREAS, Section 4(b)(i) of the Employment Agreement entitles the Executive to certain severance payments and benefits if the Executive’s employment is terminated by the Company without Cause or if the Executive resigns from his employment for Good Reason;

WHEREAS, pursuant to Section 4(b)(ii) of the Employment Agreement, the Company is not required to make the payments and provide the benefits provided under Section 4(b)(i) of the Employment Agreement (including the Other Accrued Compensation and Benefits) (all such payment and benefits are referred to herein, collectively, as the “Payments”), unless the Executive executes and delivers to the Company a release substantially in the form used by the Company at the time of the Executive’s termination of employment (the “Release”) and the Release has become effective and irrevocable in its entirety;

WHEREAS, the Employment Agreement does not limit the time period within which the Executive must execute and deliver the Release and the Release become effective and irrevocable in order for the Executive to receive the Payments;

WHEREAS, because such time period is not limited, it is theoretically possible that the receipt of the Payments by Executive could be deferred under the terms of the Employment Agreement in such manner that the arrangement is not compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder (collectively, “Section 409A”);

WHEREAS, under the Employment Agreement, subject to the Release, the Payments otherwise are required to be made upon permissible payment events under Section 409A;

WHEREAS, pursuant to Notice 2010-6, Section VI.B., the provisions of the Employment Agreement conditioning the Payments on the Release may be corrected before the Executive’s “separation from service” (as defined under Section 409A) by amending the Employment Agreement to remove the Executive’s ability to delay or accelerate the timing of the Payments as a result of his actions;

WHEREAS, the Executive has not undergone a “separation from service” (as defined under Section 409A); and

WHEREAS, the parties hereto intend to amend the Employment Agreement in accordance with Notice 2010-6 in order to comply with Section 409A.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereto agree as follows:

1. Section 4(b)(i)(A) of the Employment Agreement is hereby amended by replacing the phrase “on the date such bonus would have been payable to the Executive had he remained employed by the Company” with the following:

“on March 15 following the close of the calendar year for which such bonus was earned”

2. Section 4(b)(i)(C) of the Employment Agreement shall be amended by adding the following phrase after “the Other Accrued Compensation and Benefits” and before the period:

“, which shall be paid on the 60th day following the date of the Executive’s termination of employment”

3. Section 4(b)(i) of the Employment Agreement is hereby amended by replacing the phrase “within 30 days” in the second sentence thereof with the phrase “on the 60th day”.

4. Section 4(b)(ii) of the Employment Agreement is hereby amended to provide a time period limitation within which to execute, deliver and not revoke the Release, by deleting the period at the end of the paragraph and adding the following:

“on or prior to the 60th day following the date of the Executive’s termination of employment.”

5. Section 409A and Compliance with Notice 2010-6. The amendments to the Employment Agreement under this Amendment are intended to comply with IRS Notice 2010-6 and, accordingly, to the maximum extent permitted, shall be interpreted in a manner consistent with such intent and with any further regulatory, administrative or other official guidance under Section 409A that addresses the same subject matter. Nothing contained in this Amendment shall constitute any representation or warranty by the Company regarding compliance with Section 409A or Notice 2010-6. The Company has no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A on any person and (ii) the Company, its subsidiaries and affiliates shall not have any liability to the Executive with respect thereto. The employees or representatives of the Company, its subsidiaries and affiliates shall not have any personal liability to the Executive with respect the assessment of any additional income tax under Section 409A.

6. Entire Agreement. The Employment Agreement, together with this Amendment, constitutes the complete and exclusive understanding of the parties with respect to the Executive’s employment and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company.

7. Full Force. Except as set forth in this Amendment, the Employment Agreement remains in full force and effect.

8. Headings. The headings of the paragraphs of this Amendment are inserted for convenience only and shall not be deemed to constitute part of this Amendment or to affect the construction thereof.

9. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

VONAGE HOLDINGS CORP.

By:	/s/ Marc P. Lefar
Name:	Marc P. Lefar
Title:	Chief Executive Officer

EXECUTIVE

/s/ John S. Rego
John S. Rego

[SIGNATURE PAGE – AMENDMENT TO REGO EMPLOYMENT AGREEMENT]